Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

ROANOKE, Va., September 12, 2017 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2017.

Third Quarter 2017 Financial Results

Consolidated net sales for the third quarter of fiscal year 2017 were $16.4 million, a 2.9% decrease, compared to net sales of $16.9 million for the third quarter of fiscal year 2016, primarily resulting from weakness in the enterprise markets during the third quarter. The Company increased net sales in its specialty markets in the third quarter of fiscal 2017, compared to the same period last year, overcoming continued weakness in the military portion of its specialty markets. The increase in net sales in specialty markets achieved was not sufficient to overcome the decrease in net sales in enterprise markets.

Sequentially, net sales continued to grow in the third quarter of fiscal year 2017, increasing 3.7% compared to net sales of $15.8 million in the prior quarter. Net sales in the third quarter increased 12.5% as compared to net sales of $14.6 million for the first quarter of fiscal year 2017.

The Company saw some improvement in net sales to customers outside of the United States, with an increase of 1.2% in the third quarter of fiscal year 2017 compared to the same period last year. Net sales to customers in the United States decreased 3.8% compared to the same period last year.

Optical Cable Corp. – Third Quarter 2017 Earnings Release

Gross profit was $5.3 million in the third quarter of fiscal year 2017, a decrease of 2.9% compared to gross profit of $5.5 million in the third quarter of fiscal year 2016. Gross profit margin, or gross profit as a percentage of net sales, was 32.3% in the third quarters of both fiscal years 2017 and 2016.

SG&A expenses increased 6.9% to $5.4 million during the third quarter of fiscal year 2017, compared to $5.1 million for the third quarter of fiscal year 2016. The increase in SG&A expenses during the third quarter of fiscal 2017 compared to the same period last year was primarily due to increases in employee related costs intended to grow future sales into the next fiscal year.

OCC recorded a net loss of $295,000, or $0.05 per basic and diluted share, for the third quarter of fiscal year 2017, compared to net income of $188,000, or $0.03 per basic and diluted share, for the third quarter of fiscal year 2016.

Fiscal Year-to-Date 2017 Financial Results

Consolidated net sales were $46.9 million for the first nine months of fiscal 2017, a slight decrease compared to net sales of $47.3 million for the same period in fiscal 2016. The Company experienced slight decreases in net sales in both its enterprise and specialty markets in the first nine months of fiscal year 2017, compared to the same period last year.

Net sales to customers in the United States increased less than one percent in the first nine months of fiscal year 2017, compared to the same period last year, while net sales to customers outside of the United States decreased 6.7% compared to the same period last year. During the first nine months of fiscal 2017, net sales outside of the United States was negatively impacted by a strong U.S. dollar relative to other currencies, particularly in certain geographic regions.

Gross profit increased 16.7% to $15.8 million in the first nine months of fiscal year 2017, compared to $13.5 million in the first nine months of fiscal 2016. Gross profit margin increased to 33.7% in the first nine months of fiscal year 2017, compared to 28.6% in the first nine months of fiscal year 2016. Gross profit margin for the first nine months of fiscal 2017 was positively impacted by a shift in product mix toward certain higher margin products.

SG&A expenses increased 6.5% to $16.5 million during the first nine months of fiscal year 2017, compared to $15.5 million for the same period last year. The increase in SG&A expenses during the first nine months of fiscal 2017, compared to the same period last year, was primarily due to increases in employee related costs, legal fees, and marketing expenses.

OCC recorded a net loss attributable to the Company of $1.2 million, or $0.18 per basic and diluted share, for the first nine months of fiscal year 2017, compared to a net loss of $2.5 million, or $0.40 per basic and diluted share, for the same period last year.

Optical Cable Corp. – Third Quarter 2017 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During the first nine months of fiscal year 2017, OCC significantly improved gross profit and bottom line performance. After strengthening in the first half of the year, net sales were weaker in our enterprise markets during the third quarter. We believe this market weakness is temporary. In our third quarter, we continued taking steps to improve long-term performance, including executing on sales and business development efforts, as well as product innovation. These efforts have helped us increase net sales in the past two consecutive quarters, despite weakness in certain of our specialty markets. We are confident that these efforts will drive future growth and enhance shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 12, 2017, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840 internationally, passcode 79987935. For interested individuals unable to join the call, a replay will be available through September 19, 2017 by dialing (800) 585-8367 or (404) 537-3406, passcode 79987935. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corp. – Third Quarter 2017 Earnings Release

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2017 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2017	2016	2017	2016

Net sales	$16,432	$16,915	$46,886	$47,303
Cost of goods sold	11,126	11,453	31,107	33,788

Gross profit	5,306	5,462	15,779	13,515

SG&A expenses	5,426	5,075	16,517	15,514
Royalty expense, net	39	39	109	105
Amortization of intangible assets	7	4	19	11

Income (loss) from operations	(166)	344	(866)	(2,115)

Interest expense, net	(127)	(166)	(393)	(460)
Other, net	12	3	110	20
Other expense, net	(115)	(163)	(283)	(440)

Income (loss) before income taxes	(281)	181	(1,149)	(2,555)

Income tax expense (benefit)	14	(7)	1	7

Net income (loss)	$(295)	$188	$(1,150)	$(2,562)

Net loss attributable to noncontrolling interest	—	—	—	(22)

Net income (loss) attributable to OCC	$(295)	$188	$(1,150)	$(2,540)

Net income (loss) attributable to OCC per share: Basic and diluted	$(0.05)	$0.03	$(0.18)	$(0.40)

Weighted average shares outstanding:
Basic and diluted	6,490	7,115	6,539	6,403

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Optical Cable Corp. – Third Quarter 2017 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2017	October 31, 2016
Cash	$529	$1,879
Trade accounts receivable, net	9,301	8,916
Inventories	18,355	15,024
Other current assets	510	503
Total current assets	28,695	26,322
Non-current assets	13,394	14,344
Total assets	$42,089	$40,666

Current liabilities	$5,910	$4,126
Non-current liabilities	12,015	11,775
Total liabilities	17,925	15,901
Total shareholders’ equity	24,164	24,765
Total liabilities and shareholders’ equity	$42,089	$40,666

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